FOR IMMEDIATE RELEASE

October 26, 1999

                  HS RESOURCES ANNOUNCES THIRD QUARTER RESULTS

San Francisco, California - HS Resources, Inc. (NYSE:HSE) today announced its operating and financial results for the quarter ended September 30, 1999. During the quarter, the Company earned $4.8 million, or $0.25 per share, and reported operating cash flow of $24.2 million, or $1.26 per share. That compares to a loss of $8.1 million, or $0.43 per share, and operating cash flow of $13.7 million, or $0.73 per share, for the comparable prior year period. Excluding an after-tax gain of $1.4 million in the current quarter and an after-tax loss of $4.2 million in the prior year quarter resulting in each case from the sale of certain non-core properties, earnings for the most recent quarter were $3.4 million, or $0.18 per share, compared to a loss of $4.0 million, or $0.21 per share, for the third quarter of 1998.

During the quarter, the Company produced 18.33 billion cubic feet of gas equivalent (Bcfe), slightly more than the 18.30 Bcfe produced during the prior year period. However, after excluding 2.21 Bcfe of production attributable to certain Mid-Continent properties that were sold effective September 1, 1998, which resulted in the repayment of approximately $150 million of debt, production for the current quarter was 14% higher than the prior year period. Approximately 81% of the current quarter production was natural gas.

Quarterly production revenues, including the effects of product price hedging, increased 32% from the comparable prior year period, from $32.9 million to $43.5 million, resulting primarily from increased average product prices. The quarterly average gas price, including hedging activities, was $2.14 per thousand cubic feet (Mcf), a 27% increase from $1.69 realized in the third quarter of 1998, while realized oil prices increased 53%, to $20.04 from $13.07 per barrel (Bbl). Hedging activities decreased realized prices by $0.28 per Mcf and $0.10 per Bbl in 1999. For the comparable prior year period, hedging increased realized prices by $0.05 per Mcf and by $0.78 per Bbl.

Lease operating expense decreased by 13%, from $7.8 million to $6.8 million, and from $0.43 to $0.37 per Mcfe ($2.56 and $2.22 per Boe, respectively). General and administrative expense was reduced by 35%, from $2.2 million to $1.5 million, and from $0.12 to $0.08 per Mcfe ($0.74 to $0.48 per Boe). The lower lease operating and overhead expenses reflect the effects of the Mid-Continent sale and efficiencies resulting from the ongoing D-J Basin consolidation program. Depreciation, depletion and amortization expense declined 15%, from $15.4 million to $13.1 million ($0.84/Mcfe and $0.71/Mcfe, respectively) reflecting the Mid-Continent sale and the impact of new reserve bookings at June 30, 1999. Interest expense, both on an aggregate and per-unit basis, declined 2%.

For the first nine months of 1999, the Company reported net income of $5.0 million, or $0.27 per share, compared to a loss of $7.3 million, or $0.39 per share, in the prior year period. Excluding the effects of property sales during the periods, the Company earned $4.3 million, or $0.23 per share, compared to a loss of $3.2 million, or $0.17 per share, for the comparable 1998 period. Production for the nine months decreased 4% to 54.2 Bcfe from 56.2 Bcfe in 1998, which included eight months of production from Mid-Continent properties sold in 1998, or 8.9 Bcfe. Adjusted to reflect the sale of the Mid-Continent properties, production increased by 15%. Production revenues were relatively flat at $116.3 million compared to $116.6 million in 1998, as realized prices for the first nine months of 1999 increased 4% to $15.51 per Bbl and $2.04 per Mcf from $14.92 per Bbl and $1.96 per Mcf in 1998. Aggregate operating cash flow increased 8%, from $56.4 million to $61.3 million, and per share cash flow increased from $3.03 to $3.26.

HS Resources also announced the status of certain field operations.

During the third quarter, in the D-J Basin the Company conducted 58 Codell refracs, bringing the program total to nearly 450. Nine new J-Sand wells were drilled and completed, and thirteen existing wells were deepened to the J-Sand. The Company also performed eleven Dakota formation tests. As previously announced, effective July 1, 1999, HS completed a D-J Basin property exchange with Patina Oil & Gas in which HS further consolidated interests in company operated wells, contributing to enhanced operating efficiencies. D-J Basin capital expenditures for the nine months ended September 30, 1999, were $36.8 million compared to $60.3 million in the prior year period. Despite the lower level of capital expenditures, the Company's D-J Basin net quarterly production increased to 16.2 Bcfe, or 176 MMcfe per day.

In the Gulf Coast region, production increased to 2.2 Bcfe, a 15-fold increase over the prior year quarter, and a 16% increase over the second quarter of 1999. Two wells were successfully drilled in the Indian Village project area, in which HS is the operator and has a 50% working interest (WI). These two wells are a continuing extension of the successful "rotated Hackberry" program in southern Louisiana. Preliminary reserve estimates on those wells show gross reserves of 3-4 Bcfe per well. The Company is now five-for-five in Indian Village, including a third well which was drilled at quarter-end and is currently being completed as a producer. The Indian Village prospect has been highly successful, and one well, the Louis Adams #1, has been on line for more than 200 days, producing at a rate of 15 MMcf and 225 Bbl per day. Gross reserves for the Adams well are estimated to be 13 to 16 Bcfe. Another three to four wells could be drilled in the project area by year-end, with six to eight additional prospects identified. At Caney Creek (25% WI) drilling commenced on the Pierce Estate #3 as a follow up to the successful Pierce Estate #2, which is waiting on hookup. In Devillier (25% WI), one dry hole was drilled, and in Big Creek (100% WI) three unsuccessful wells were drilled; two tested the Yegua formation, the other tested Miocene sands. Six wells drilled earlier in the year in various project areas await pipeline hook-up. These wells could add another 7 to 10 MMcfe per day of net production. Another six to eight wells could be drilled in the Gulf Coast during the fourth quarter in addition to two wells currently drilling. Interpretation of 3-D seismic is continuing on 18 projects.

Chairman and Chief Executive Officer Nicholas J. Sutton stated, "The strong third quarter results reflect significant improvement in product prices, but, perhaps more important, show the continuing benefits of our ongoing exploitation, exploration and development programs. Total revenues were up 17%, while total expenses were down 20%, resulting in dramatically improved earnings and cash flow, both in the aggregate and, more importantly, per share. In less than one year our drilling programs, funded solely out of cash flow, have replaced 100% of the production from the Mid-Continent properties which were sold last year. The result is that our production level continues to increase even as we retire debt. Our substantial inventory of low-risk, high-return drilling opportunities allows us to continue to grow through the drill bit."

HS Resources President P. Michael Highum added, "In the D-J Basin we have generated $82.5 million in EBITDAX in the first nine months of the year. During that time we spent less than half of that amount, $36.8 million, on capex while increasing production by more than 5%. In the Gulf

Coast, our success in the rotated Hackberry trend far exceeds original expectations. We have drilled 30 successful wells in 39 attempts gross (6.7 for 8.8 net), adding approximately 36 Bcfe of reserves net to HS, and almost 20 MMcfe of net production per day. Although the Yegua and Miocene formations at Big Creek were not successful, our overall success in the Gulf Coast remains on track, and we have a very substantial Gulf Coast prospect inventory driven by almost 1,000 square miles of 3-D seismic coverage, most of which is proprietary. We continue to add to our seismic inventory, and look for additional growth in reserves, production and cash flow as we continue our active Gulf Coast program."

Chief Financial Officer James E. Duffy commented, "The operational benefits of our consolidation program continue to flow through our financial results in a meaningful way. Lease operating expense and general and administrative expenses continue to decline in absolute and per-unit terms with significant benefits to our financial results. Earlier in the year, when pricing was very much below where it is now, the combination of cost-effective management and strong hedging programs allowed us to protect our cash flow and by extension, our capital program. Gas represents more than 80% of our production, and approximately 25% of our November through March gas production is hedged at about $2.90 per Mcf at the wellhead. On our proportionately smaller base of oil production, approximately one-third of our production for the same period is hedged at slightly less than $15.00 Bbl (NYMEX), representing the balance of a hedge position put in place almost a year ago. Our effective product price hedging program has provided strong and predictable cash flow with which to fund our ongoing capital program and service our financial obligations."

Statements concerning drilling plans, expectations concerning production levels, reserve potential and all similar statements or implications are forward looking statements within the meaning of Federal securities laws. Actual results or events may differ materially from these forward looking statements, depending upon a variety of factors. Drilling plans could change because of commodity prices, availability of capital, results of exploration and other drilling, cash flow from operations, costs of materials and labor, availability of equipment, regulatory burdens, company objectives and business judgment and other factors, both within and outside of the Company's control. Production and reserves estimates are estimates only based on incomplete information such as formation pressure and characteristics; actual production may be materially different than the estimates. The many factors that affect the accuracy of reserve estimates, as well as other factors qualifying the forward looking statements made herein, are set forth in the Company's report on Form 10-K filed March 31, 1999.

HS Resources, Inc. is an independent oil and gas exploration and development company with active projects in the D-J Basin, Gulf Coast and Northern Rocky Mountain regions. The common stock of HS Resources, Inc. is traded on the New York Stock Exchange under the symbol "HSE".

Contact: Theodore Gazulis
         Vice President

         415-433-5795
         tgazulis@hsresources.com

                                         HS Resources, Inc.
                                     Summary of 1999 Operations

                           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                (In Thousands, Except Per Share Data)


                                                Quarter Ended             Nine Months Ended
                                                September 30,               September 30,
                                            ----------------------      ----------------------

                                             1999          1998          1999          1998
                                            --------      --------      --------      --------
Revenues:
Oil & gas sales                             $ 43,473      $ 32,887      $116,280      $116,599
Trading and transportation                    11,596        13,831        32,874        41,297
Other gas revenues                             2,281         2,068         7,323         6,214
Interest and other income                        141           504           411         1,147
                                            --------      --------      --------      --------
   Total revenues                             57,491        49,290       156,888       165,257
                                            --------      --------      --------      --------

Expenses:
Production taxes                               3,372         2,068         7,657         7,825
Lease operating                                6,776         7,799        20,936        23,113
Cost of trading and transportation            10,997        12,550        31,442        38,910
DD&A                                          13,070        15,387        40,472        47,320
Exploratory and abandonment                    4,359         1,335         9,098         3,008
Geological and geophysical                     1,293         3,412         4,780        11,241
Impairment and (gain)/loss on sales
 of oil and gas properties                    (2,328)        6,742        (1,228)        6,670
General and administrative                     1,467         2,248         3,942         6,238
Interest                                      10,717        10,889        31,657        32,741
                                            --------      --------      --------      --------
   Total expenses                             49,723        62,430       148,756       177,066
                                            --------      --------      --------      --------

Income (loss) before provision
 (benefit) for income taxes                    7,768       (13,140)        8,132       (11,809)

Provision (benefit) for income taxes           2,959        (5,006)        3,098        (4,499)
                                            --------      --------      --------      --------
Net income (loss)                           $  4,809      $ (8,134)     $ 5,034      $ (7,310)
                                            ========      ========      ========      ========

Net income (loss) per share - diluted       $   0.25      $  (0.43)     $   0.27      $  (0.39)
                                            ========      ========      ========      ========


Outstanding shares - diluted                  19,131        18,796        18,815        18,619
                                            ========      ========      ========      ========


Operating cash flow (a)                     $ 24,162      $ 13,737      $ 61,254      $ 56,430
                                            ========      ========      ========      ========


Operating cash flow per share - diluted     $   1.26      $   0.73      $   3.26      $   3.03
                                            ========      ========      ========      ========


(a) Net income before geological and geophysical, exploratory and abandonment, depreciation, depletion and amortization, impairment and (gain)/loss on sales of oil and gas properties and income taxes.

                                         HS Resources, Inc.
                                     Summary of 1999 Operations

                               SUMMARY PRODUCTION, PRICE AND COST DATA



                                             Quarter Ended                Nine Months Ended
                                             September 30,                  September 30,
                                    -----------------------------   -----------------------------
                                                             %                                %
                                     1999        1998      Change    1999        1998      Change
                                    -------     -------    ------   -------     -------    ------
Production by district (MMcfe):
 D-J Basin and Northern Rockies      16,169      15,947       1%     49,148      46,632       5%
 Gulf Coast                           2,153         144    1395%      5,043         660     664%
 Mid-Continent                            5       2,208    -100%         11       8,934    -100%
  Total production (MMcfe)           18,327      18,299       0%     54,202      56,226      -4%

Period Production:
 Oil (MBbl)                             582         653     -11%      1,770       2,043     -13%
 Gas (MMcf)                          14,836      14,378       3%     43,585      43,966      -1%
 Equivalent Gas (MMcfe)              18,327      18,299       0%     54,202      56,226      -4%
 Equivalent Barrels (MBoe)            3,054       3,050       0%      9,034       9,371      -4%

Daily Production:
 Oil (Bbl)                            6,324       7,102     -11%      6,482       7,484     -13%
 Gas (Mcf)                          161,263     156,288       3%    159,650     161,048      -1%
 Equivalent Gas (Mcfe)              199,206     198,901       0%    198,541     205,955      -4%
 Equivalent Barrels (Boe)            33,201      33,150       0%     33,090      34,326      -4%

Average oil price (Bbl)             $ 20.04     $ 13.07      53%    $ 15.51     $ 14.92       4%
Average gas price (Mcf)             $  2.14     $  1.69      27%    $  2.04     $  1.96       4%
Average price (Mcfe)                $  2.37     $  1.80      32%    $  2.15     $  2.07       4%
Average price (Boe)                 $ 14.23     $ 10.78      32%    $ 12.87     $ 12.44       3%

Costs:
 G&A per Mcfe                       $  0.08     $  0.12     -33%    $  0.07     $  0.11     -36%
 LOE per Mcfe                       $  0.37     $  0.43     -14%    $  0.39     $  0.41      -5%
 DD&A per Mcfe                      $  0.71     $  0.84     -15%    $  0.75     $  0.84     -11%
 G&A per Boe                        $  0.48     $  0.74     -35%    $  0.44     $  0.67     -34%
 LOE per Boe                        $  2.22     $  2.56     -13%    $  2.32     $  2.47      -6%
 DD&A per Boe                       $  4.28     $  5.05     -15%    $  4.48     $  5.05     -11%
(DD&A includes depreciation
on non oil and gas assets)

                                           HS Resources, Inc.
                                    Summary of 1999 Operations

                              CONDENSED CONSOLIDATED BALANCE SHEETS
                                          (In Thousands)



                                                      September 30,    December 31,
                                                          1999             1998
                                                      -------------    ------------
Assets

Current assets                                        $  77,553        $  60,265
Oil & gas properties                                    967,943          924,663
Accumulated DD&A                                       (214,298)        (175,729)
Other assets                                             20,464           23,240
                                                      ---------        ---------

Total assets                                          $ 851,662        $ 832,439
                                                      =========        =========



                                                      September 30,    December 31,
                                                          1999            1998
                                                      -------------    ------------

Liabilities and Stockholders' Equity

Current liabilities                                   $  89,070        $  79,164
Bank debt                                               234,000          230,000
9 7/8% Subordinated notes, due 2003                      74,756           74,712
9 1/4% Subordinated notes, due 2006                     230,661          230,205
Other long-term liabilities & deferred revenue           13,148           21,359
Deferred taxes                                           49,276           44,138
Stockholders' equity                                    160,751          152,861
                                                      ---------        ---------

Total liabilities and stockholders' equity            $ 851,662        $ 832,439
                                                      =========        =========

                                    HS Resources, Inc.
                                Summary of 1999 Operations

                      CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                      (In Thousands)

                                                                        Nine Months
                                                                       September 30,
                                                                  -------------------------

                                                                    1999            1998
                                                                  --------        ---------

Cash flows from operating activities:
Net income (loss)                                                 $  5,034        $  (7,310)
Depreciation, depletion and amortization                            40,472           47,320
Impairment and (gain)/loss on sales of oil and gas properties       (1,228)           6,670
Amortization of deferred charges, debt issue costs
 and deferred compensation                                           3,308            1,848
Surrendered and expired acreage                                      2,960               --
Transfer treasury stock to 401(k) plan                                 763              549
Gain on sale of fixed assets                                            --             (239)
Deferred income tax provision (benefit)                              3,038           (4,635)
(Increase) decrease in accounts receivable                         (19,172)           3,908
Increase in accounts payable and accrued expenses                   17,458            3,741
Decrease in deferred revenue, net                                   (7,436)          (4,379)
Other                                                               (2,914)              26
                                                                  --------        ---------
Net cash provided by operating activities                           42,283           47,499
                                                                  --------        ---------


Cash flows from investing activities:
Exploration, development and leasehold costs                       (48,856)         (79,762)
Purchase of unproved and proved properties                              --           (4,637)
Purchase of workover equipment                                        (862)              --
Gas gathering and transportation facilities additions                 (460)             (28)
Other property additions                                              (286)            (519)
Net proceeds from the sale of oil and gas properties                 3,384          152,525
Proceeds from the sale of fixed assets                                  --            1,232
(Decrease) increase in property related payables                    (6,227)           6,633
                                                                  --------        ---------
Net cash (used in) provided by investing activities                (53,307)          75,444
                                                                  --------        ---------


Cash flows from financing activities:
Proceeds from debt                                                  52,000           55,000
Repayments of debt                                                 (48,000)        (174,000)
Exercise of options                                                    641              468
Issuance of common stock                                               611               --
Purchase of treasury stock                                            (767)          (4,506)
Payment of officer note and interest                                   823               --
                                                                  --------        ---------

Net cash provided by (used in) financing activities                  5,308         (123,038)
                                                                  --------        ---------

Net decrease in cash and
 cash equivalents                                                   (5,716)             (95)

Cash and cash equivalents, beginning
 of the period                                                       9,659            6,908
                                                                  --------        ---------

Cash and cash equivalents, end of
 the period                                                       $  3,943        $   6,813
                                                                  ========        =========

                                    HS Resources, Inc.
                                Summary of 1999 Operations


                   1999 DEVELOPMENT, EXPLOITATION AND EXPLORATION COSTS
                                      (In Thousands)



                                                        Nine Months Ended 9/30/99
                                       ------------------------------------------------------
                                                                           Northern
                                       D-J Basin   Gulf Coast   Rockies     Other      Total
                                       ---------   ----------   -------    --------   -------
Capitalized Costs
 Land                                  $    47      $ 3,651     $   100      $190     $ 3,988
 Exploration Drilling                       --        6,530       1,129        --       7,659
 Development Drilling                    7,269           --          --        --       7,269
 Recompletions and Refracs              24,334          342          (9)       --      24,667
 Acquisitions                               16            6          --       124         146
 Capitalized Interest & Other            4,252          685         148        42       5,127
                                       -------      -------     -------      ----     -------
 Total Capitalized Costs                35,918       11,214       1,368       356      48,856
                                       -------      -------     -------      ----     -------

Costs Charged to Income Statement
 Geological & Geophysical                  221        3,907         324       328       4,780
 Exploratory Dryholes                      197        3,391          --        --       3,588
 Surrendered & Expired Acreage (1)          61        2,753         146        --       2,960
 Other Exploratory                         398        1,852         254        46       2,550
                                       -------      -------     -------      ----     -------
 Total G&G and Exploration Costs           877       11,903         724       374      13,878
                                       -------      -------     -------      ----     -------

 Total Development, Exploitation
  and Exploration Costs                $36,795      $23,117     $ 2,092      $730     $62,734
                                       =======      =======     =======      ====     =======


(1) Includes non-cash charges in the current period for certain previously capitalized leasehold costs attributable to expired acreage and associated capitalized interest.